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                                                             EXHIBIT 99.23(h)(2)

                               GE LIFESTYLE FUNDS

                          EXPENSE LIMITATION AGREEMENT

          AGREEMENT, dated as of January 29,2003, among GE LifeStyle Funds, a Massachusetts Business Trust, on behalf of its series portfolios listed on APPENDIX A (the "Funds") and GE Asset Management Incorporated, a Delaware Corporation ("GEAM").

          WHEREAS, GEAM serves as investment adviser and administrator to each of the Funds; and

          WHEREAS, GEAM is currently waiving certain fees and/or absorbing certain expenses of the Funds to maintain expense ratios of the Funds at or below predetermined levels;

          WHEREAS, the Funds desire to induce GEAM to continue to waive fees and/or absorb certain expenses of the Funds to the extent necessary to maintain Fund expense ratios at or below predetermined levels.

          WHEREAS, the parties to this Agreement have determined that it is in their own interests to limit certain expenses that may be borne by each Fund and desire to limit those expenses.

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties to this Agreement agree as follows:

     Section 1  "OTHER EXPENSE" LIMITATION.

     If, during the period from January 29, 2003 through March 30, 2003, "other expenses" of a Fund exceed applicable expense limitations set forth in APPENDIX B, the excess expenses shall be borne by GEAM.

     For purposes of this Agreement, "other expenses" of a Fund includes brokerage fees and commissions, interest, fees and expenses of the Fund's Board of Trustees who are not affiliated with GEAM or its affiliates (including counsel fees), taxes, transfer agency costs and any extraordinary expenses.

     Section 2  AMENDMENT.

     The provisions of this Agreement may be changed, waived or terminated from time to time by the parties hereto. No provision of this Agreement may be so changed, waived or terminated except

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by an instrument in writing signed by the party against which such change, waiver or termination is sought.

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     Section 3  TERM.

     This Agreement shall become effective as of the date of this agreement and shall continue until March 30, 2003 provided such term is specifically approved by the Board of Directors of the Fund and by a majority of the Board of Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of any party to this agreement.

     Section 4  GOVERNING LAW.

     This Agreement shall be governed in accordance with the laws of the State of New York.

     Section 5  MISCELLANEOUS.

     The parties hereto agree that this Agreement is for the benefit and enjoyment of the parties, and that this Agreement confers no right upon any shareholder of the Fund to enforce any provision of this Agreement.

                       **********************************

                           (SIGNATURE PAGE TO FOLLOW)

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized corporate officers and their corporate seals to be hereunto affixed, as of the day and year first above written.

                             GE Asset Management Incorporated

                             By:
                                -------------------------------------------
                             Name:  Matthew J. Simpson
                             Title: Executive Vice President


                             GE LifeStyle Funds

                             By:
                                -------------------------------------------
                             Name:  Michael J. Cosgrove
                             Title: Chairman of the Board and President

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                                                                      APPENDIX A

              SERIES PORTFOLIOS OF GE LIFESTYLE FUNDS (THE "FUNDS")

GE Conservative Strategy Fund
GE Moderate Strategy Fund
GE Aggressive Strategy Fund
GE Conservative Allocation Fund
GE Moderate Allocation Fund
GE Aggressive Allocation Fund

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                                                                      APPENDIX B

                     EXPENSE LIMITATIONS ON "OTHER EXPENSES"
                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)

GE Conservative Strategy Fund                  0.00%

GE Moderate Strategy Fund                      0.00%

GE Aggressive Strategy Fund                    0.00%

GE Conservative Allocation Fund                0.00%

GE Moderate Allocation Fund                    0.00%

GE Aggressive Allocation Fund                  0.00%